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                                                                   EXHIBIT 11.1

                               WEEKS CORPORATION

               COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK

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                                                 Three Months   Three Months
                                                    Ended          Ended
(In thousands, except per share data)            March 31,1997  March 31, 1996
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
Weighted average number of common
 shares outstanding                                  14,073          11,156
Dilutive effect of outstanding stock options
 (determined under the Treasury Stock Method)            --              --
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Weighted average number of common
 and common equivalent shares outstanding            14,073          11,156
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Net income                                          $ 3,826         $ 3,101
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Per share data:
 Net income per share                               $  0.27         $  0.28
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

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